Exhibit 4.1

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”), dated as of August 10, 2026 (the “Effective Date”), is made and entered into by and between Amaero Inc., a Delaware corporation (the “Company”), and Pegasus Growth Capital Fund I LP (“Holder”).

WHEREAS, the Company intends to sell shares of Common Stock in an initial public offering in the United States (the “IPO”); and

WHEREAS, in connection with the IPO, the Company and the Holder desire to set forth certain understandings with respect to registration rights with respect to the Common Stock held by the Holder (including Common Stock issuable upon other securities of the Company held by the Holders) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1. Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with outside counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Board” shall mean the Board of Directors of the Company.

“Business Day” shall mean a day other than Saturday, Sunday or any other day on which commercial banks in Delaware are authorized or required by law to close.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall mean the common stock, par value $0.00001 per share, of Company.

“Deemed Liquidation Event” shall mean:

(a)
a merger, consolidation, statutory conversion, transfer of the Company, domestication, or continuance in which (i) the Company is a constituent party or (ii) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger, consolidation, statutory conversion, transfer of the Company, domestication, or continuance, except any such merger, consolidation, statutory conversion, transfer of the Company, domestication, or continuance involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger, consolidation, statutory conversion, transfer of the Company, domestication, or continuance continue to represent, or are converted into or exchanged for shares of capital stock or other equity interests that represent, immediately following such merger, consolidation, statutory conversion, transfer of the Company, domestication, or continuance, a majority, by voting power, of the capital stock or other equity interests of (1) the surviving or resulting corporation or entity; or (2) if the surviving or resulting corporation or entity is a wholly owned subsidiary of another corporation or entity immediately following such merger, consolidation, statutory conversion, transfer of the Company, domestication, or continuance, the parent corporation or entity of such surviving or resulting corporation or entity; or

(b)
(i) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or (ii) the sale, lease, transfer, exclusive license or other disposition (whether by merger, consolidation, statutory conversion, transfer of the Company, domestication, continuance or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1” shall mean a Registration Statement on Form S-1 or any comparable successor form or forms thereto.

“Form S-3” shall mean a Registration Statement on Form S-3 or any comparable successor form or forms thereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements, as amended by any and all post-effective amendments, and including all material incorporated by reference in such prospectus.

“Registrable Securities” shall mean (i) any outstanding Common Stock or any other equity securities (including Common Stock issued or issuable upon the exercise of any other equity securities, or upon conversion or exchange of any other securities or instruments) of the Company held by a Holder, and (ii) any other equity securities of the Company issued or issuable with respect to any such Common Stock by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have been declared effective under the Securities Act and such securities shall have been sold, transferred, disposed of, or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates or book entries for such securities not bearing a legend restricting further transfer shall have been delivered by the Company to the transferee, and subsequent public distribution of such securities shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; (d) such securities may be sold without registration pursuant to Rule 144 within a three-month period without registration (but with no volume or other restrictions or limitations including as to manner or timing of sale or current public information requirements); (e) with respect to Holder, such securities, together with all other Registrable Securities held by such Holder, represent less than 5% of the then-outstanding Common Stock; or (f) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement being declared effective by the Commission.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration or Underwritten Offering, including, without limitation, the following:

(a) all registration, listing and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and any securities exchange on which the Common Stock are then listed);

(b) reasonable and documented fees and disbursements of one counsel for the Holder participating in the applicable Registration or Underwritten Offering, chosen by the Holder;

(c) fees and expenses of compliance with securities or blue sky laws (including any reasonable fees and disbursements of counsel for the Underwriters in connection with any blue sky qualifications of Registrable Securities);

(d) printing, messenger, telephone and delivery expenses;

(e) reasonable fees and disbursements of counsel for the Company;

(f) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration or Underwritten Offering;

(g) transfer agent fees, costs of establishing or maintaining DTC eligibility; and

(h) fees and expenses incurred by the Company in connection with any “road show” presentations.

“Registration Statement” shall mean any registration statement that covers the sale of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included therein, amendments (including post-effective amendments) and supplements (including prospectus supplements) thereto all exhibits thereto, and all material incorporated by reference therein.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II
REGISTRATION

Section 2.1. Demand Registration.

2.1.1
Request for Registration. Subject to the other provisions hereof, at any time beginning 180 days after the effective date of the Registration Statement for the IPO, Holder (the “Demanding Holder”), may make a written demand (a “Demand Notice”) for Registration of the sale of all or part of its Registrable Securities on Form S-3 (or, if Form S-3 is not available to be used by the Company at such time, on Form S-1 or another appropriate form permitting Registration of the resale of such Registrable Securities by such Demanding Holder) (such Registration, a “Demand Registration”), which Demand Notice shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof; provided, however, that the Registrable Securities subject to the registration statement must have an anticipated aggregate offering price, net of Registration Expenses, of at least $25.0 million. Upon receipt by the Company of any such Demand Notice, such Demanding Holder shall be entitled to have its Registrable Securities included in such Demand Registration, and the Company shall effect, as soon thereafter as practicable, but not more than 60 days immediately following the Company’s receipt of the Demand Notice, the Registration of all Registrable Securities requested by the Demanding Holder pursuant to such Demand Registration. Subject to subsection 2.1.2 below, under no circumstances shall the Company be obligated to effect more than an aggregate of (i) three Demand Registrations pursuant to this subsection 2.1.1 on a Form S-3 and (ii) one Demand Registration pursuant to this subsection 2.1.1 on a Form S-1.

2.1.2
Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Demand Registration initiated pursuant to subsection 2.1.1 above shall not count for such purposes unless and until (i) the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective by the Commission, and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that, if after such Registration Statement has been declared effective, an offering of Registrable Securities under such Registration Statement is subsequently interfered with by any stop order or injunction of the Commission, any federal or state court or any other governmental agency, such Registration Statement with respect to such Demand Registration shall be deemed not to have been declared effective for purposes of counting Demand Registrations under subsection 2.1.1 above unless and until (a) such stop order or injunction is removed, rescinded or otherwise terminated, and (b) the Demanding Holder initiating such Demand Registration thereafter affirmatively elects to continue with such Demand Registration and accordingly notifies the Company in writing, but in no event later than five (5) days, of such election; provided, further, however, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Demand Registration has been declared effective by the Commission or has been terminated.
2.1.3
Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.3 hereof, a Demanding Holder may demand, as part of such Demand Registration, that the offering of the Registrable Securities pursuant to such Demand Registration be in the form of an Underwritten Offering, and in such event, the right of the Demanding Holder to include its Registrable Securities in such Demand Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein; provided, that no Underwritten Offering may be demanded unless such Underwritten Offering is for the sale of at least $25.0 million in gross proceeds of Registrable Securities. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company, which Underwriter(s) must be reasonably acceptable to the Demanding Holder.
2.1.4
Reduction of Underwritten Offering. If the managing Underwriter(s) in an Underwritten Offering pursuant to a Demand Registration, in good faith, advises the Company and the Demanding Holder in writing that the dollar amount or number of (a) the Registrable Securities that the Demanding Holder desires to sell, (b) all other Common Stock or other equity securities that the Company desires to sell, and (c) the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such Underwritten Offering (such maximum dollar amount or maximum number of such equity securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holder; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Stock or other equity securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Stock or other equity securities of other shareholders that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such shareholders (Pro Rata, based on the respective number of equity securities that each such shareholder has requested be included in such Underwritten Offering and the aggregate number of equity securities that such shareholders have requested be included in such Underwritten Offering) that can be sold without exceeding the Maximum Number of Securities.
2.1.5
Demand Registration Withdrawal. The Demanding Holder initiating a Demand Registration under subsection 2.1.1 hereof shall have the right to withdraw from such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter(s) (if any) of their intention to withdraw their Registrable Securities from such Demand Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. Subject to Section 2.1.2 hereof, if the Demanding Holder initiating a Demand Registration withdraws from a Demand Registration pursuant to this Section 2.1.5, then such registration shall not count as a Demand Registration provided for in Section 2.1.1 hereof.

Section 2.2. Piggyback Registration.

2.2.1
Piggyback Rights. If, at any time after the closing of the IPO, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of shareholders of the Company, other than a Registration Statement (i) filed in connection with any employee benefit, incentive or plan, (ii) a registration relating to a transaction covered by Rule 145 promulgated under the Securities Act, (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or (iv) a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities also being registered, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than five (5) days before the anticipated filing date of such Registration Statement, which notice shall (a) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter(s), if any, for such offering, and (b) offer to each of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within three (3) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration, and shall use its commercially reasonable efforts to cause the managing Underwriter(s) of a proposed Underwritten Offering to permit the Registrable Securities requested by such Holders pursuant to this subsection 2.2.1 to be included in such Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.
2.2.2
Reduction of Piggyback Registration. If the managing Underwriter(s) in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in such Piggyback Registration in writing that the dollar amount or number of (a) the Common Stock that the Company desires to sell, (b) the Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with shareholders of the Company other than the Holders of Registrable Securities hereunder, (c) the Registrable Securities as to which Registration has been requested pursuant to Section 2.2.1 hereof, and (d) the Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:
(i)
If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof (Pro Rata, based on the respective number of Registrable Securities that each such Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that such Holders have requested be included in such Underwritten Offering), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company (Pro Rata, based on the respective number of Common Stock that each such shareholder has requested be included in such Underwritten Offering and the aggregate number of Common Stock that such shareholders have requested be included in such Underwritten Offering), which can be sold without exceeding the Maximum Number of Securities; and

(ii)
Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter(s) (if any) of such Holder’s intention to withdraw from such Piggyback Registration prior to (i) in the case of a Piggyback Registration not involving an Underwritten Offering, the effectiveness of the applicable Registration Statement, or (ii) in the case of a Registration Statement involving an Underwritten Offering, the pricing of such Underwritten Offering.
2.2.3
Unlimited Piggyback Registration Rights. For purposes of clarity, (i) any Registration effected pursuant to this Section 2.2 shall not be counted as a Demand Registration effected under Section 2.1.1 hereof, and (ii) there shall be no limit on the number of Piggyback Registrations.
2.2.4
Right to Terminate Registration. The Company shall have the right to terminate or withdraw any Registration initiated by it under this Section 2.2 prior to the effectiveness of the applicable Registration Statement, whether or not any Holder of Registrable Securities has elected to include any Registrable Securities in such Registration.

Section 2.3. Legends. In connection with any sale or other disposition of any Registrable Securities by a Holder pursuant to Rule 144 and upon compliance by the Holder with the requirements of this Section 2.4, if requested by the Holder, the Company shall, within two (2) trading days of any such request therefor from such Holder, (i) cause the transfer agent for the Registrable Securities (the “Transfer Agent”) to (a) remove any restrictive legends related to the book entry position evidencing such Registrable Securities, and (b) make a new, unlegended book entry for such Registrable Securities sold or disposed of without restrictive legends, and (ii) if required by the Transfer Agent, use its commercially reasonable efforts to cause an opinion of the Company’s counsel to be provided, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, following the earliest of such time as such Registrable Securities (A) have been sold pursuant to an effective Registration Statement or (B) have been sold pursuant to Rule 144; provided that the Company and the Transfer Agent have timely received from the Holder customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith. If restrictive legends are no longer required for such Registrable Securities pursuant to the foregoing, the Company shall, in accordance with the provisions of this Section 2.5 and within two (2) trading days of any request therefor from a Holder accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make new, unlegended book entry positions evidencing such Registrable Securities. The Company shall be responsible for the fees of its Transfer Agent, its legal counsel and all DTC fees associated with such issuance.

Section 2.4. Restrictions on Registration Rights. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be obligated to (but may, at its sole option) file a Registration Statement pursuant to a Demand Notice made under Section 2.1.1 hereof during the period starting on the date 60 days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date 120 days after the effective date of, a Company initiated Registration Statement; provided, that (i) the Company has delivered written notice to the Holders prior to receipt of a Demand Notice made pursuant to subsection 2.1.1 hereof, and (ii) the Company continues to actively employ, in good faith, all reasonable efforts to cause the applicable Company initiated Registration Statement to be declared effective by the Commission; provided, however, that the Company shall not defer its obligation in this manner more than three (3) times in any 12-month period.

ARTICLE III
COMPANY PROCEDURES

Section 3.1. General Procedures. In connection with any Registration of the sale of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as reasonably possible:

3.1.1
prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;
3.1.2
prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders of Registrable Securities or any Underwriter(s), or as may be required by the rules, regulations or instructions applicable to the form of Registration Statement used by the Company or by the Securities Act or rules and regulations thereunder to keep such Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement, Prospectus, or any amendment or supplement thereto;
3.1.3
prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, (i) furnish without charge to the Underwriter(s) and their counsel, if any, the Holders of the Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of (a) any comment letters from the Commission related to such Registration Statement to the extent such comments relate to disclosures regarding the Holders, (b) such Registration Statement as proposed to be filed, (c) each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), (d) the Prospectus included in such Registration Statement (including each preliminary Prospectus), and (e) such other documents as the Underwriters and their counsel, if any, the Holders of the Registrable Securities included in such Registration, or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders, and (ii) provide the Underwriters and their counsel, if any, the Holders of the Registrable Securities included in such Registration, or the legal counsel for any such Holders, a reasonable amount of time and opportunity to review and comment on such applicable document, which comments the Company shall consider in good faith;
3.1.4
prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of the Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request, (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company, and (iii) do any and all other acts and things that may be necessary or advisable to enable the Holders of the Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5
cause all Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;
3.1.6
provide a transfer agent or warrant agent, as applicable, and registrar for all Registrable Securities no later than the effective date of such Registration Statement;
3.1.7
advise each seller of such Registrable Securities, promptly after the Company receives notice or obtains knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose, and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8
advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective by the Commission or a supplement to any Prospectus forming a part of such Registration Statement has been filed with the Commission;

3.1.9
at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to each Holder of Registrable Securities covered by such Registration Statement or Prospectus or its counsel;
3.1.10
notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;
3.1.11
permit a representative of the Holders, the Underwriter(s), if any, and any attorney or accountant retained by such Holders or Underwriter(s) to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter(s), attorney or accountant in connection with the Registration, including, without limitation, making available senior executive officers of the Company to participate in any due diligence sessions that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; provided, however, that such representatives or Underwriter(s) enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
3.1.12
obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter(s) may reasonably request, and reasonably satisfactory to such managing Underwriter(s) and to the participating Holder;
3.1.13
on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent(s) or sales agent(s), if any, and the Underwriter(s), if any, covering such legal matters with respect to such Registration in respect of which such opinion is being given as the Holders, placement agent(s), sales agent(s), or Underwriter(s) may reasonably request and as are customarily included in such opinions;
3.1.14
in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter(s) of such offering;
3.1.15
make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);
3.1.16
if a Registration, including an Underwritten Offering, involves the Registration of Registrable Securities involving gross proceeds in excess of $50.0 million, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and
3.1.17
otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Section 3.2. Registration Expenses. In connection with any Registration hereunder (whether or not such Registration is consummated), all Registration Expenses shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs, and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Section 3.3. Requirements for Participation in Underwritten Offerings. No Holder may participate in any Underwritten Offering of equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Holder (i) agrees to sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Company, and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

Section 3.4. Suspension of Sales; Adverse Disclosure. The Company shall promptly notify each of the Holders in writing if a Registration Statement or Prospectus contains a Misstatement, and, upon receipt of such written notice from the Company, each of the Holders shall forthwith discontinue disposition of Registrable Securities until such Holder has received a supplemented or amended Prospectus correcting the Misstatement, and the Company hereby covenants to promptly prepare and file any required supplement or amendment correcting any Misstatement promptly after the time of such notice and, if necessary, to have it be declared effective promptly thereafter. If the filing, initial effectiveness, or continued use of a Registration Statement or Prospectus included in any Registration Statement at any time (a) would require the Company to make an Adverse Disclosure, (b) would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the Board (which judgment shall be documented in writing and provided to the Holders in the form of a written certificate signed by the Chairman of the Board) would be materially detrimental to the Company, the Company shall have the right to defer the filing, initial effectiveness, or continued use of any Registration Statement pursuant to (a), (b) or (c) of this sentence for a period of not more than 120 days, but the Company shall not defer any such filing, initial effectiveness, or use of a Registration Statement pursuant to this Section 3.4 more than once in any 12-month period.

Section 3.5. Reporting Obligations. As long as any Holder owns any Registrable Securities, the Company, at all times while it is a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company pursuant to Sections 13(a) or Section 15(d) of the Exchange Act, and to promptly furnish the Holders with true and complete copies of all such filings upon request. The Company further covenants that it shall use its commercially reasonable efforts to comply, and to direct its outside counsel and the Transfer Agent to comply, with any reasonable request from any Holder to facilitate sales of any Registrable Securities by such Holder under Rule 144; provided, that, such Holder has provided the Company (or such counsel or the Transfer Agent) all reasonably requested certificates and/or letters of representation. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer of the Company as to whether the Company has complied with the current public information requirements set forth under Rule 144.

Section 3.6. Limitations on Registration Rights. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Holders of Registrable Securities in this Agreement, and in the event of any conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

Section 4.1. Indemnification

4.1.1
The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of such Holder expressly for use therein.

4.1.2
In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and each person who controls (within the meaning of the Securities Act) the Company against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.
4.1.3
Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, however, that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which (a) cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement), (b) includes a statement or admission of fault and culpability on the part of such indemnified party, or (c) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4
The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution (pursuant to subsection 4.1.5 below) to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5
If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V
TERMINATION

Section 5.1. Termination. This Agreement shall terminate on the earlier of (i) the date Holder ceases to hold any Registrable Securities, or (ii) upon a Deemed Liquidation Event.

ARTICLE VI
GENERAL PROVISIONS

Section 6.1. Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 6.1):

If to the Company, to it at:

Amaero Inc.

130 Innovation Drive SW

McDonald, Tennessee 37353

Attn: Chief Financial Officer

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
900 S Capital of Texas Hwy

Austin, TX 78746

Attention: Robert Suffoletta; Austin March

If to a Holder, to the address or email address set forth on such Holder’s signature page hereto.

Section 6.2. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.3. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any Holder without the prior express written consent of the Company; provided, that, a Holder may assign its rights and obligations under this Agreement in connection with a transfer of Registrable Securities to any of the following (each, a “Permitted Transferee”): (a) any transferee as part of a pro rata distribution to the direct or indirect partners, members, stockholders or other equity holders of such Holder; or (b) any person or entity approved in writing by the Company; provided, further, that, no assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 6.3 shall be null and void.

Section 6.4. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and its respective successors and permitted assigns, including any Permitted Transferees), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court or Delaware state court located in the city of Delaware. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties hereto further waive any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the action in any such court is brought in an inconvenient forum, (ii) the venue of such action is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 6.6. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 6.6.

Section 6.7. Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Unless the context of this Agreement clearly requires otherwise, use of the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” Any reference to a law shall include any rules and regulations promulgated thereunder, and shall mean such law as from time to time amended, modified or supplemented. References herein to any contract (including this Agreement) mean such contract as amended, supplemented or modified from time to time in accordance with the terms thereof.

Section 6.8. Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 6.9. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the parties hereto hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any applicable law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 6.10. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

Section 6.11. Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed by (i) the Company and (ii) the Holder. At any time, the Company may (a) extend the time for the performance of any obligation or other act of any Holder, (b) waive any inaccuracy in the representations and warranties of any Holder contained herein or in any document delivered by such Holder pursuant hereto, or (c) waive compliance with any agreement of any Holder or any condition to its own obligations contained herein. At any time, the Holder may (A) extend the time for the performance of any obligation or other act of the Company, (B) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto, or (C) waive compliance with any agreement of the Company or any condition to their own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company, as applicable. No single or partial exercise of any rights or remedies under this Agreement by a party hereto shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

Section 6.12. Further Assurances. At the request of the Company, in the case of any Holder, or at the request of any Holder, in the case of the Company, and without further consideration, each party hereto shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 6.13. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party.

(Next Page is Signature Page)

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

COMPANY:

AMAERO INC.

By:	/s/ Brett Paduch
Name: Brett Paduch
Title: Chief Financial Officer

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Name:	Pegasus Growth Capital Fund I LP

By:	/s/ Hank J. Holland
Name: Hank J. Holland
Title: Managing Member

Address:

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